Free Writing Prospectus Legend

The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.
This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, PNC Capital Markets
LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the
"Underwriters") are soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantantively similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o  disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o  disclaimers of responsibility or liability;

o  statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o  language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o  statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o  a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.

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                                                           MATURITY/    OPEN        OPEN
    BOOK #                PROPERTY NAME                    ARD DATE    PAYMENTS     DATE
-------------------------------------------------------------------------------------------
      71       RLJ - Fairfield Inn San Antonio Airport     7/1/2016       36       7/2/2016
      72       RLJ - Residence Inn Salt Lake City          7/1/2016       36       7/2/2016
      89       RLJ - Courtyard Hammond                     7/1/2016       36       7/2/2016
     122       RLJ - Courtyard Goshen                      7/1/2016       36       7/2/2016
       2       Stonestown Mall                             9/1/2011        7       2/2/2011
      54       Valley Fair Retail                          9/8/2016        7       2/9/2016
     129       Trader Joes/Smart & Final                   6/8/2016        7      11/9/2016
     134       Pelican Place                               5/1/2016        7      10/2/2016
     148       Emporia West Shopping Center                9/1/2016        7       2/2/2016
     142       2010 East 15th Street                       7/8/2016        6       1/9/2016
      21       Walnut Hill Plaza                           10/1/2016       5       5/2/2016
      36       Home Center Murrieta                        8/8/2016        5       3/9/2016
     110       Main Street Plaza                           8/1/2016        5       3/2/2016